Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cerner Corporation:

We consent to the use of our report, dated March 11, 2005, relating to the statements of net assets available for participants of the Cerner Corporation Associate Stock Purchase Plan as of December 31, 2004 and 2003, and the related statements of changes in net assets available for participants for the years then ended which report appears in the December 31, 2004 annual report on Form 11-K of Cerner Corporation incorporated by reference in the Registration Statement No. 333-70170 on Form S-8 of Cerner Corporation.

/s/KPMG
Kansas City, Missouri
March 31, 2005